As filed with the Securities and Exchange Commission on December 24, 2003 Registration Statement No. 333-110335


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               NUTRITION 21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW YORK                                        11-2653613
  (STATE OR OTHER JURISDICTION                         (I. R. S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                              4 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 701-4500
                        (ADDRESS, INCLUDING ZIP CODE, AND
                                TELEPHONE NUMBER
        INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BENJAMIN T. SPORN
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              4 MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 701-4500
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:
                              OSCAR D. FOLGER, ESQ.
                                521 FIFTH AVENUE
                            NEW YORK, NEW YORK 10175
                              PHONE (212) 697-6464

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             -----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Selling Security Holders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             ----------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER __, 2003

PROSPECTUS

                               NUTRITION 21, INC.

                             Up to 5,000,000 Shares
                                  Common Stock

                        --------------------------------


         This prospectus relates to the offering and sale of up to 5,000,000 shares of our common stock by the shareholders and warrant holders listed under "Selling Security Holders" beginning on page 13. Nutrition 21's common stock is traded on the Nasdaq SmallCap Market System under the symbol NXXI.

                              ---------------------

                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 2003.

                                TABLE OF CONTENTS

                                                                                       Page
The Company                                                                             3

Risk Factors                                                                            4

Forward Looking Statements                                                              11

Use of Proceeds                                                                         11

Description of Securities                                                               11

Selling Security Holders                                                                13

Plan of Distribution                                                                    16

Legal Matters                                                                           18

Experts                                                                                 18

Material Changes                                                                        18

Where You Can Find More Information                                                     18

Incorporation by Reference                                                              19

Indemnification                                                                         20

                                   THE COMPANY

         We are a New York corporation that was incorporated on June 29, 1983.

         We own 24 U.S. patents for chromium compounds and their uses, and 11 other U.S. nutrition patents. Our proprietary technologies focus on chromium picolinate and its relationship to insulin resistance, a condition implicated in type 2 diabetes, cardiovascular disease, obesity and depression.

         Based on reports on retail sales published by SPINS and Information Resources Inc. ("IRI"), two sales and marketing data reporting companies, our Chromax(R) brand chromium picolinate is the leading branded chromium sold as a chromium supplement. We selL Chromax and other ingredients to customers who incorporate these ingredients into over 900 multi-ingredient products in the U.S. vitamin and mineral market. These products are sold by our customers under a variety of brands throughout the world through natural/health food stores, supermarkets, drug stores, and mass merchandisers, and also through direct sales and catalogue sales.

         We are transitioning to a new business model in which we plan to use health care channels to market and distribute our branded products. We expect that our first two branded products will be Chromax for people with insulin resistance, and Diachrome(TM) for people with type 2 diabetes. Diachrome consists essentially of Chromax chromium picolinate and biotin. To this end, we are engaged in a research program to explore the role of chromium in insulin function, to expand our patent portfolio and to create a strong body of professional and scientific articles in journals that are reviewed pre-publication by scientific experts. This process of scientific review is also known as "peer review." Examples of journals in which such reports have been published include American Journal of Clinical Nutrition and The Journal of FASEB.

         Our executive offices are located at 4 Manhattanville Road, Purchase, New York 10577 and our telephone number at that address is 914-701-4500. Our website address is www.nutrition21.com.

                                  RISK FACTORS

         An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision. This prospectus contains and incorporates by reference forward-looking statements . Examples include the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K/A for the year ended June 30, 2003. These statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors. Actual results could differ materially from those results projected in these forward-looking statements.

RISK FACTORS RELATING TO OUR PROPOSED NEW BUSINESS MODEL OF SELLING BRANDED PRODUCTS THROUGH HEALTH CARE CHANNELS

         WE ARE TRANSITIONING TO A NEW BUSINESS MODEL FROM WHICH WE HAVE DERIVED ONLY VERY LIMITED REVENUES. Our business to date is almost entirely based on the sale of ingredients to customers who incorporate these products into multi-ingredient products in the U.S. vitamin and mineral market. Our success in our new business is subject to all of the risks attendant to a developmental business enterprise.

         WE WILL NEED TO CONTINUE TO SUPPORT OUR INGREDIENTS BUSINESS WHILE WE DEVELOP OUR NEW BUSINESS MODEL. We are devoting substantial energy and the bulk of our efforts towards the development of our new business model, at the same time that we are relying on continued revenues from the ingredients business that we have conducted over the last several years. Our failure to devote our full attention and resources to our new business model may adversely affect our ability to engage in this new business.

                  TO MAINTAIN SALES OF CHROMIUM PICOLINATE, WE WILL HAVE TO CONTINUE TO DEMONSTRATE ITS SAFETY. The following studies in the our opinion demonstrate that chromium picolinate is safe.

         The United States Government, acting through the National Institutes of Health-National Toxicology Program ("NTP"), has independently evaluated the safety of chromium picolinate with government approved tests. In 2002, the NTP reported that it did not find any safety concerns with chromium picolinate, even at high doses.

         In 2002 a group of experts consisting of Richard Anderson, Ph.D.
         (USDA), Walter Glinsman, MD (retired from the USDA), and Joseph Borzelleca, Ph.D. (Virginia Commonwealth University) reviewed all existing studies of chromium picolinate and found no safety concerns.

         In 1997 United States Department of Agriculture ("USDA") researchers determined that chromium picolinate is safe.

However, several researchers have questioned the safety of chromium picolinate. In 1995 and 2002 a research group headed by Dianne Stearns, Ph.D. (University of Dartmouth College and Northern Arizona University) administered chromium picolinate in a laboratory to Chinese hamster ovary cell lines and reported safety concerns. Also, in 2003, a research group headed by John Vincent, Ph.D. (University of Alabama) administered chromium picolinate to fruit flies and reported safety concerns.

         OUR ABILITY TO LAUNCH OUR BRANDED THERAPEUTIC BUSINESS DEPENDS ON CONTINUED SUCCESSFUL RESULTS IN OUR CLINICAL RESEARCH. Our branded therapeutic products will prove successful only if we are able to create a strong body of scientific evidence that supports the use of these products. We can't be sure that this evidence will be available to us.

         WE HAVE VERY LIMITED EXPERIENCE SELLING BRANDED OR OTHER PRODUCTS TO THE HEALTH CARE OR OTHER MARKETS, AND OUR EMPLOYEES DO NOT HAVE SIGNIFICANT EXPERIENCE IN THIS REGARD. We have recently retained a director for marketing and distribution who has significant experience in marketing therapeutic branded products in healthcare channels, and we will seek to recruit additional persons with such experience. However, the other members of our senior management team do not have significant experience in this regard. Although we will seek to enter into strategic alliances with seasoned companies, it is still possible that our lack of experience will affect us adversely.

         WE RECOGNIZE THAT WE WILL NEED TO MAKE STRATEGIC ALLIANCES TO BE SUCCESSFUL IN THE HEALTH CARE MARKET. Although we have formed a strategic alliance with Diabetex, a leading diabetes management company, to validate the ability of our products to improve blood sugar control in people with diabetes, we have to date had limited success in entering into strategic alliances for our new business model.

         WE HAVE NOT BEEN SUCCESSFUL IN SALES OF BRANDED PRODUCTS TO THE CONSUMER MARKET. In August of 2003, we discontinued our investment in our Lite Bites consumer product line and recorded a non-cash $4.4 million charge relating to the discontinuance. Except for Lite Bites, we have not had significant sales of any other consumer products.

         TO SELL BRANDED PRODUCTS IN HEALTH CARE CHANNELS, WE WILL HAVE TO SUCCESSFULLY COMMUNICATE CHROMIUM PICOLINATE'S HEALTH BENEFITS TO THE MEDICAL COMMUNITY. To this end, we plan a targeted direct-to-consumer marketing program to managed diabetic populations. We plan to build consumer awareness for our products through media campaigns that leverage research outcomes, and through consumer and physician testimonials. We can't be certain that these efforts will be successful.

         IF WE ARE NOT ABLE TO MEET REGULATORY REQUIREMENTS THAT APPLY TO OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM. The U.S. Food and Drug Administration ("FDA") regulates the labeling and marketing of our dietary supplements under the Dietary Supplement and Health Education Act ("DSHEA"). Under DSHEA, we are required to submit for FDA approval claims regarding the effect of our dietary supplements on the structure or function of the body. DSHEA also requires an FDA approval process for claims (so-called "health claims") that relate dietary supplements to disease prevention. We will seek to secure FDA approval for health claims that our products can prevent diabetes and possibly other diseases. FDA limitations on our ability to make claims may adversely affect our business.

         WE WILL NEED ADDITIONAL FUNDS. We have spent and will continue to spend substantial funds on research and development, and, if successful, for commercialization. In light of the recent decline in our ingredients business we may also need to support our ingredients business with additional capital. There can be no assurance that we will be able to raise these funds.

GENERAL RISK FACTORS

WE HAVE NOT BEEN PROFITABLE FOR THE LAST TWO FISCAL YEARS, AND MAY REMAIN UNPROFITABLE FOR THE FORESEEABLE FUTURE DUE TO VARIOUS FACTORS IN ADDITION TO THE DIFFICULTIES OF INTRODUCING NEW PRODUCTS INTO THE MARKETPLACE.

         We had a net loss of $10.506 million for the fiscal year ended June 30, 2003 and $6.011 million in the fiscal year ended June 30, 2002. We have had net operating losses periodically from our inception as a company in 1983 through the fiscal year ended June 30, 2003. As of June 30, 2003, our accumulated deficit was approximately $49.023 million. Our current sales are primarily from our ingredient products. We have set out above the risk factors for our new business model. While one strategy to expand our revenues includes the continued acquisition of nutrition products, we may be unable to conclude any further acquisitions. We may fail to develop, commercialize, manufacture and market new products, achieve profitability, or obtain required regulatory approvals.

SINCE WE DEPEND FOR OUR REVENUES ON CHROMIUM PICOLINATE FOR INCLUSION IN NUTRITION PRODUCTS, A DECLINE IN THE SALES OF THIS PRODUCT WOULD HARM OUR BUSINESS .

         Our revenues are primarily derived from the sale of chromium picolinate for inclusion in nutrition products. While we are working to acquire or develop additional products or businesses, at the present time a significant decline in chromium picolinate ingredient sales would harm our business.

WE ARE SUBJECT TO A FEDERAL TRADE COMMISSION CONSENT AGREEMENT THAT MAY ADVERSELY AFFECT OUR BUSINESS

         The Federal Trade Commission ("FTC") regulates product-advertising claims, and requires that claims be supported by competent and reliable scientific evidence. Prior to our acquisition of a California limited partnership called Nutrition 21 ("Nutrition 21 LP"), the FTC opened an inquiry into certain of the claims the Nutrition 21 LP was making for chromium picolinate. The inquiry was terminated by Nutrition 21 LP and the FTC entering into a consent agreement that requires that it support its claims by competent and reliable scientific evidence. After we acquired Nutrition 21 LP, we undertook new clinical studies to support the claims we intended to make for our products. The FTC has subsequently audited our chromium picolinate advertising and has not found either a lack of competent and reliable scientific evidence or a failure to comply with the consent agreement. The FTC continues to monitor our advertising and could limit our advertising in ways that could make marketing our products more difficult or result in lost sales.

WE MAY BE LIABLE FOR DAMAGES NOT COVERED BY OUR INSURANCE IF OUR PRODUCTS HAVE HARMFUL SIDE EFFECTS.

         Harmful side effects may occur in both human and animal patients during clinical testing of any one of our products. These side effects may delay or cause us to terminate a development project. In addition, harmful side effects that develop after one of our products has been sold, could result in legal action against our company. We may face substantial liability in the event of harmful side effects or product defects occurring when our products are used in clinical tests or after sale to the public. If we fail to defend ourselves successfully in any suit that may be brought against us, our business could be harmed. Also, the defense of such a lawsuit is likely to be expensive and a significant drain on our financial resources. We have product liability insurance for the products we currently market and intend to obtain product liability insurance for products we will market in the future. However, we may not succeed in obtaining additional insurance or obtaining insurance sufficient to cover all possible liabilities.

IF WE ARE UNABLE TO DEFEND OUR MARKET POSITION FROM LARGER, BETTER-FINANCED COMPETITORS, OUR BUSINESS COULD SUFFER.

         In considering our competitive position, we distinguish between our existing ingredients business, on the one hand, and our prospective therapeutic branded products, on the other hand. We have a relatively strong position for existing stand-alone chromium sales where we believe that we have an approximately 80% share of the market, and we have a 15% market share for sales of chromium into multi-ingredient products, based on reports on retail sales furnished by SPINS and IRI. Our major competitor is InterHealth Nutraceuticals Inc. which is a privately held company.

         Our proposed therapeutic branded business will confront many large established companies in a huge industry that serves the diabetes management market. Our success in this arena will in large part depend on our obtaining a scientific consensus that our supplement offers benefits that are competitive with the numerous companies that participate in this business.

         The nutritional product industry and the related drug industries are, of course, intensely competitive. Our competitors include major companies with raw materials and finished product divisions that also engage in the development and sale of dietary supplements. The great majority of these competitors have financial and technical resources as well as production and marketing capabilities substantially greater than ours. In addition, many of our competitors have experience significantly greater than we have in the development and testing of new or improved products.

DIFFICULTIES IN ENFORCING PATENT RIGHTS.

         Although we hold exclusive rights to United States patents for the nutritional uses for which chromium picolinate is sold, we are often faced with competition from companies, including importers, that disregard our patent rights. These companies take calculated risks that we will not sue to enforce our patent rights against them. We determine whether to file suit against an infringer by taking into consideration an estimate of infringing sales and the cost of patent enforcement. We may not be able to successfully enforce our patent rights against these competitors.

OUR PRODUCTS MAY BECOME OBSOLETE DUE TO TECHNOLOGICAL ADVANCES.

         We are developing products in areas that are undergoing rapid technological advances and we may be unable to take advantage of these advances. In addition, the successful application of these technological advances by competitors may render our products obsolete. In the nutrition supplement market there are numerous products for which claims are made similar to those we make for chromium picolinate. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. A product competitive with chromium picolinate may appear or be supported by new research before we are able to respond with new product development or countervailing research. If competing products are developed that customers believe are superior to our products, sales of our products could decline and our business would be harmed.

IF WE ARE UNABLE TO MAKE ADEQUATE MARKETING ARRANGEMENTS OR CONTROL HOW WELL OUR PRODUCTS ARE SOLD OUR BUSINESS COULD SUFFER.

         To obtain consumer recognition for any product requires substantial skill and expenditure on marketing and promotion which by far exceeds the capability of the Company of our company. We will need to rely primarily on agreements with collaborative partners for these marketing efforts. To date we do not have any material collaborators for the branding of our products. If we are not able to enter into these agreements, we could encounter delays in marketing our new products, or find that development, manufacture or sale of our products will be limited.

IF WE ARE UNABLE TO MAKE ADEQUATE MANUFACTURING ARRANGEMENTS OR CONTROL HOW WELL OUR PRODUCTS ARE MADE OUR BUSINESS COULD SUFFER.

         We currently have no manufacturing facilities and do not manufacture chromium picolinate, selenium and our other products, and must rely on third parties to manufacture our products. These manufacturers may not meet our requirements, and we may not be able to find substitute manufacturers, if necessary.

IF WE ARE UNABLE TO PROTECT OUR TECHNOLOGY, WE WILL BE SUBJECT TO INCREASED COMPETITION.

         We rely on patent and trade secret protection to protect our investment in the nutrition products business. Our success will depend, in part, on our ability to obtain patent protection for our products and manufacturing processes, preserve our trade secrets, and operate without infringing the proprietary rights of third parties. If we cannot secure intellectual property protection, our competitors could sell products similar to ours at lower prices. Competitors could undercut our prices because they did not pay to develop or to obtain licenses to the technology in these products. Any current or future patent applications relating to our products or technology may not result in patents being issued or, if issued, these patents may not afford adequate protection or may be challenged, invalidated or infringed. Competitors may independently develop similar products and processes, duplicate our products or, if patents are issued to us, design around these patents. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in suits we bring to assert our patents against others. The loss of any litigation could harm our business.

         We may also be required to obtain licenses to patents or other proprietary rights of third parties. These licenses may not be available on terms acceptable to us, if at all. If we do not obtain required licenses, we could be delayed in marketing new products while we attempt to design around the proprietary rights held by third parties, or we may be unable to develop, manufacture or sell new products.

         We also seek to protect our proprietary technology in part by confidentiality and inventors' rights agreements with our collaborators, advisors, employees, and consultants. These agreements may be breached and we may not have adequate remedies for any breach. Also, our trade secrets may be disclosed in some manner not covered by these agreements.

THE GROWTH OF OUR BUSINESS HAS DEPENDED ON ACQUISITIONS AND WE DO NOT EXPECT TO MAKE ACQUISITIONS TO MAINTAIN OUR GROWTH.

         Almost all of our current revenues come from the Nutrition 21 LP chromium picolinate business that we acquired, rather than from products that we have developed. We do not currently expect to make acquisitions to continue our growth, but may consider acquisitions in the future. In we should seek acquisitions, we may be unable to find suitable acquisition candidates, and we may be unable to effectively integrate acquired businesses into our operations. The process of integration is costly and could harm our operating results, particularly in the periods immediately following an acquisition.

OUR STOCK PRICE MAY DECLINE IF WE ARE UNABLE TO MAINTAIN A NASDAQ LISTING FOR OUR SECURITIES.

         Our common stock is quoted on the Nasdaq SmallCap Market System. If our securities fail to maintain a Nasdaq listing, the market value of our common stock would likely decline and purchasers of our common stock would likely find it more difficult to sell our common stock, or to obtain accurate quotations as to its market value. In addition, if we fail to maintain a Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in these transactions, which will make it more difficult for purchasers of our common stock to dispose of their shares.

         In order to maintain our Nasdaq listing we must continue to be registered under the Exchange Act and have, among other things:

o Stockholders' equity of at least $2,500,000,

o at least 500,000 shares outstanding held by non-affiliates

o at least 300 shareholder who own at least 100 shares each,

o a closing minimum bid price of $1.00 per share, and

o at least two market makers.

         Except for the minimum $1 bid price requirement, we believe that we currently comply with all of the other requirements for continued listing. We are informed by Nasdaq that if our closing bid price is below $1.00 for 30 consecutive trading days, we will initially be given 180 days to come into compliance. If we are not in compliance at the end of the 180 day period and meet one of the SmallCap core listing requirements, we will be given an additional 180 days to come into compliance. If we are not in compliance at the end of the additional 180 day period and meet one of the SmallCap core listing requirements, we will be given an additional 90 days to come into compliance. Our closing bid price on December 23, 2003 was $0.73, and has been below the closing $1 minimum bid price for 16 consecutive trading days. If we do not meet the requirements for continued listing on the Nasdaq SmallCap Market System our business would be harmed.

SALE OF NEWLY ISSUED SHARES MAY DEPRESS THE PRICE OF OUR STOCK.

         We currently have outstanding stock options to purchase 5,778,002 shares and warrants to purchase 636,950 shares. The exercise of these options and warrants and sale of the shares of common stock issued on exercise would dilute the holdings of current shareholders and may reduce the price of our common stock.

THE VOLATILITY OF NUTRITION 21'S STOCK PRICE MAY MAKE IT DIFFICULT TO OBTAIN FINANCING.

         During the most two recent fiscal years our stock price has been as high as $1.70, and as low as $.35. The market prices for securities issued by small companies such as ours have been volatile. Announcements of technological innovations for new commercial products by our competitors, adverse regulatory developments, loss of proprietary rights, the introduction of new competitive products, and changes in general conditions in the industry may have a significant negative impact on our business and on the market price of our common stock. Potential investors may decline to invest in our company due to the past volatility of its stock price. Also, in part to protect themselves from this volatility, investors have insisted on receiving a discount from the market price for securities that we have sold to raise funds.

                           FORWARD LOOKING STATEMENTS

You should realize that there are words and phrases in this prospectus that relate to the future, such as "anticipates" and "expects." These words and phrases are based on our current expectations and assumptions, and our results may well differ because of the risk factors that we listed and for other reasons.

                                 USE OF PROCEEDS

            We will not receive any proceeds from the sale of the offered shares by the Selling Security Holders. However, if all of the warrants referred to under Selling Security Holders are exercised for cash we will receive an aggregate of $614,865 of exercise prices. Any proceeds received from the exercise of warrants will be used for general corporate purposes. We have agreed to pay the expenses of registration of the common stock, including legal and accounting fees. See "Plan of Distribution." All of the shares of common stock are being sold by the Selling Security Holders for their own accounts.

                            DESCRIPTION OF SECURITIES

            We are authorized to issue 60,000,000 shares of Common Stock, $.005 par value, of which 37,991,988 shares are issued and outstanding. All the outstanding shares of Common Stock are fully paid, validly issued and nonassessable.

            Holders of shares of Common Stock are entitled to share equally on a per-share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities, our assts will be divided pro rata on a per-share basis among the holders of the shares of our Common Stock. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock.

            Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the common stock can elect 100% of the directors of the Company if they choose to do so. The bylaws of the Company require that only a majority of the issued and outstanding shares of Common Stock need be represented to constitute a quorum and transact business at a stockholders' meeting.

         We adopted a Shareholder Rights Plan on September 12, 2002. Under this plan, we distributed, as a dividend, one preferred share purchase right for each share of Common Stock held by stockholders of record as of the close of business on September 25, 2002. The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of our stockholders. The Rights will expire on September 11, 2012.

         Each Right entitles stockholders to buy one one-thousandth of a share of newly created Series H Participating Preferred Stock of the Company for $3.00 per share. Each one one-thousandth of a share of the Preferred Stock is designed to be the functional equivalent of one share of Common Stock. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (30% in the case of a person or group that is currently a 15% holder) or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's Common Stock.

         If any person or group (an "Acquiring Person") becomes the beneficial owner of 15% or more of the Company's Common Stock (30% in the case of a person that is currently a 15% holder), then (1) the Rights become exercisable for Common Stock instead of Preferred Stock, (2) the Rights held by the Acquiring Person and certain affiliated parties become void, and (3) the Rights held by others are converted into the right to acquire, at the purchase price specified in the Right, shares of Common Stock of the Company having a value equal to twice such purchase price. The Company will generally be entitled to redeem the Rights, at $.001 per Right, until 10 days (subject to extension) following a public announcement that an Acquiring Person has acquired a 15% position.

                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the Selling Security Holders, all of the securities of the Company beneficially owned by them, and the number of offered shares which may be offered for sale pursuant to this prospectus by each of the Selling Security Holders.

         Paul Intlekofer is our Chief Financial Officer and Senior Vice President, Corporate Development. John Gutfreund is Chairman of our Board of Directors, and is also Senior Managing Director, and Executive Committee Member, of C. E. Unterberg, Towbin, a financial advisor to us. Except as aforesaid, none of the Selling Security Holders has held any position or office or has had any other material relationship with Nutrition 21 or any of its affiliates within the past three years other than as a result of his or her ownership of shares of common stock.

         C. E. Unterberg Towbin is a registered broker-dealer. See Note 1. A principal of Enable Growth Partners is also a principal of Enable Capital, LLC, which is a registered broker-dealer. Each of C. E. Unterberg Towbin and Enable Growth Partners has advised that it acquired the securities listed opposite its name below in the ordinary course of business for its own account, and, at the time of purchase of the securities, had no agreements or understandings with any person, directly or indirectly, to distribute the securities.

         During the period beginning February 2001 and ending May 2003, the Company issued to Landmark Financial, Michael Brod, Murdock Capital Partners, Paul Intlekofer, Research Works Inc. and Stan Slap, the warrants that are mentioned in the footnotes below that relate to their respective names, in each case as compensation for services rendered by them. During the period beginning June 2000 and ending February 2002, the Company issued to McLeod Discoveries LLC the warrants referred to in the footnote below under its name, as partial payment for the acquisition of patents and licenses. In October 2003, the Company in a private placement issued to the Selling Security Holders other than those mentioned elsewhere in this paragraph the shares of common stock referred to opposite their respective names. The Company issued to C. E. Unterberg Towbin the warrant referred to under its name in connection with the private placement as underwriting compensation. All of these securities were issued under Section 4(2) of the Securities Act of 1933.

         All information with respect to share ownership has been furnished by the Selling Security Holders. The offered shares may be offered from time to time by the Selling Security Holders named below. However, the Selling Security Holders are not obligated to sell any offered shares immediately under this prospectus. The table assumes that all of the offered shares held by the Selling Security Holders are sold, and that the Selling Security Holders acquire no additional shares of common stock before the completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of the date of this prospectus through the conversion or exercise of any security or right.

----------------------------------------------------------------------------------------------------------------------------------
NAME OF SELLING SECURITY HOLDER                    ALL              PERCENT         AMOUNT TO BE        SECURITIES       PERCENT
                                                SECURITIES          OF CLASS           OFFERED         OWNED AFTER       OF CLASS
                                               OWNED BEFORE                                             OFFERING
                                                 OFFERING
----------------------------------------------------------------------------------------------------------------------------------
Ardsley Offshore Fund, Ltd.                        570,000              1.50           570,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Ardsley Partners Fund II, L.P.                     455,000              1.20           455,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Ardsley Partners Institutional Fund,               225,000                 *           225,000                 0                 0
L.P.
----------------------------------------------------------------------------------------------------------------------------------
Bald Eagle Fund Ltd.                                 7,812                 *             7,812                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
C. E. Unterberg, Towbin (1)                        121,950                 *           121,950                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Cranshire Capital, L.P.                            125,000                 *           125,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
David L. House                                     125,000                 *           125,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Enable Growth Partners                             125,000                 *           125,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
J. M. Hull Associates, LP                          250,000                 *           250,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Kensington Partners LP                             148,438                 *           148,438                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Landmark Financial (2)                              30,000                 *            30,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Langley Partners, L.P.                             312,500                 *           312,500                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Michael & Joan D. Glita JTWROS                      31,250                 *            31,250                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
McLeod Discoveries, LLC (3)                        730,000              1.92           330,000           400,000              1.05
----------------------------------------------------------------------------------------------------------------------------------
Michael Brod (4)                                   100,000                 *            50,000            50,000                 *
----------------------------------------------------------------------------------------------------------------------------------
Murdock Capital Partners (5)                        40,000                 *            40,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
NAME OF SELLING SECURITY HOLDER                    ALL              PERCENT         AMOUNT TO BE        SECURITIES       PERCENT
                                                SECURITIES          OF CLASS           OFFERED         OWNED AFTER       OF CLASS
                                               OWNED BEFORE                                             OFFERING
                                                 OFFERING
----------------------------------------------------------------------------------------------------------------------------------
North Sound Legacy Fund LLC                         22,500                 *            22,500                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
North Sound Legacy Institutional Fund              197,500                 *           197,500                 0                 0
LLC
----------------------------------------------------------------------------------------------------------------------------------
North Sound Legacy International Ltd.              280,000                 *           280,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Paul Intlekofer (6)                                295,383                 *            10,000           285,383                 *
----------------------------------------------------------------------------------------------------------------------------------
P.A.W. Long Term Partners, LP                      375,000                 *           375,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Research Works Inc. (7)                             50,000                 *            50,000                 0
----------------------------------------------------------------------------------------------------------------------------------
SF Capital Partners Ltd.                           625,000              1.65           625,000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Stan Slap (8)                                        5,000                 *            5, 000                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Stuart Schapiro Money Purchase Plan                 31,250                 *            31,250                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
Valor Holdings, Inc.                                93,750                 *            93,750                 0                 0
----------------------------------------------------------------------------------------------------------------------------------
William Scott Symons & Loretta Symons               62,500                 *            62,500                 0                 0
JTWROS
----------------------------------------------------------------------------------------------------------------------------------

* Less than 1%

-------------------

(1) Consists of 121,950 shares issuable under a warrant at $1.05 per share as underwriting compensation in connection with the private placement referred to above. An affiliate of the selling security holder is an NASD registered market maker. Periodically such affiliate maintains an inventory of and trades in the subject security. However, such number of shares is not included herein.

(2) Consists of 10,000 shares issuable under a warrant at $1.165625 per share; 10,000 shares issuable under a warrant at $0.63 per share; and 10,000 shares issuable under a warrant at $0.46 per share.

(3) Consists of 30,000 shares issuable under a warrant at $3.259 per share, and 50,000 shares issuable under a warrant at $0.8929 per share, and 250,000 shares issuable under a warrant at $0.812 per share.

(4) Consists of 35,000 shares issuable under a warrant at $0.48 per share, and 15,000 shares issuable under a warrant at $0.44 per share.

(5) Consists of 40,000 shares issuable under a warrant at $0.40 per share.

(6) Consists of 10,000 shares issuable under a warrant at $0.57 per share.

(7) Consists of 50,000 shares issuable under a warrant at $1.375 per share.

(8) Consists of 5,000 shares issuable under a warrant at $0.40 per share.

This registration statement also covers shares that certain Selling Security Holders may receive under agreements currently in effect, the exact number of which can not be determined at this time, and any additional shares of common stock which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The common stock offered by this Registration Statement is being offered on behalf of the Selling Security Holders. This common stock may be sold or distributed from time to time by the Selling Security Holders, or by others who received the offered shares from Selling Security Holders. These sales may be made directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

o   ordinary brokers' transactions;

o transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

o purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts by this prospectus;

o "at the market" to or through market makers or into an existing market for the common stock;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

o   in privately negotiated transactions;

o   to cover short sales; or

o   any combination of the foregoing.

         From time to time, one or more of the Selling Security Holders may pledge, hypothecate or grant a security interest in some or all of the offered shares owned by them, and the pledgees, secured parties or persons to whom the securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Security Holders. The number of selling shareholder's offered shares beneficially owned by those Selling Security Holders who so transfer, pledge, donate or assign Selling Security Holders' offered shares will decrease as and when they take these actions. The plan of distribution for Selling Security Holders' offered shares sold will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Security Holders. In addition, a selling shareholder may, from time to time, sell short the common stock of Nutrition 21, and then this prospectus may be delivered in connection with the short sales and the offered shares may be used to cover the short sales.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with a selling shareholder, including, without limitation, in connection with distributions of the common stock by broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the offered shares to the broker-dealers, who may then resell or otherwise transfer the offered shares. A selling shareholder may also loan or pledge the offered shares to a broker- dealer and the broker-dealer may sell the offered shares so loaned or upon a default may sell or otherwise transfer the pledged offered shares.

         Brokers, dealers, underwriters or agents participating in the distribution of the offered shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the common stock for whom these broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The Selling Security Holders and any broker-dealers who act in connection with the sale of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, or the Securities Act, and any commissions they receive and proceeds of any sale of the offered shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Nutrition 21 nor any selling shareholder can presently estimate the amount of this compensation. Nutrition 21 knows of no existing arrangements between any Selling Security Holders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the offered shares.

         Nutrition 21 will pay substantially all of the expenses incident to the registration, offering and sale of the offered shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Nutrition 21 has also agreed to indemnify the Selling Security Holders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         If indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nutrition 21, Nutrition 21 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering are being passed upon for Nutrition 21 by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the common stock of Nutrition 21.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of Nutrition 21, Inc. as of and for the year ended June 30, 2003, included in Nutrition 21, Inc.'s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003, have been incorporated by reference in this Prospectus and elsewhere in the registration statement in reliance upon the report of J. H. Cohn LLP, independent public accountants, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Nutrition 21, Inc. and related financial statement schedule as of June 30, 2002, and for each of the two years in the period ended June 30, 2002, appearing in Nutrition 21, Inc.'s Annual Report (Form 10-K/A) for the year ended June 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

         There have been no material developments since the filing on December 24, 2003 of Nutrition 21's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Website at http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information set forth in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.

         We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         The following documents, which have been filed with the SEC by Nutrition 21, are incorporated in this prospectus by reference and made a part of it. The SEC file number for all documents which are incorporated by reference is 0-14983.

            (1) Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003.

            (2) Current Report on Form 8-K dated October 14, 2003 for a private placement of common stock.

            (3) Quarterly Report on Form 10-Q/A for the first fiscal quarter ended September 30, 2003

            (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (1) and (2) above.

         In addition, any amendments to these document and all other reports, proxy statements and other documents of Nutrition 21 hereafter filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated in this prospectus and made a part of it by reference from the date of filing of each of these documents. Statements in this prospectus modify and supersede statements contained in all earlier documents incorporated by reference in this prospectus. Further, all future documents incorporated by reference will modify and supersede this prospectus.

         Nutrition 21 undertakes to provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any and all of the information that has been incorporated by reference in the prospectus. Exhibits to the information that is incorporated by reference will be included only if the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Requests should be directed to the Secretary, Nutrition 21 Inc., 4 Manhattanville Road, Purchase, New York 10577, telephone number (914) 701-4503

                                 INDEMNIFICATION

         Nutrition 21's by-laws provide that Nutrition 21 will indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which the director or officer is adjudged to have breached his duty to the corporation. In addition, the New York Business Corporation Law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

         If indemnification for liabilities arising under the Securities Act is permitted to directors, officers or persons controlling Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               NUTRITION 21, INC.

                                5,000,000 SHARES
                                  COMMON STOCK

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------


                               DECEMBER ___, 2003

                              ABOUT THIS PROSPECTUS

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN OR INCORPORATED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

                                TABLE OF CONTENTS

                 The Company .......................           3
                 Risk Factors ......................           4
                 Forward Looking Statements ........           11
                 Use of Proceeds ...................           11
                 Description of Securities .........           11
                 Selling Security Holders ..........           13
                 Plan of Distribution ..............           16
                 Legal Matters .....................           18
                 Experts ...........................           18
                 Material Changes ..................           18
                 Find More Information .............           18
                 Incorporation by Reference ........           19
                 Indemnification ...................           20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee ......................            $   379
Nasdaq National Market listing fee ..........................            $41,000
Legal Fees and expenses .....................................            $ 7,500
Accountants' fees and expenses ..............................            $15,000
Miscellaneous ...............................................            $ 5,000

                  Total .....................................            $68,879

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 5.04 of Nutrition 21's by-laws provides that Nutrition 21 will indemnify its directors and officers to the fullest extent permitted by law.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

     Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

     Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Nutrition 21 may, however, pay expenses incurred or paid by a director, officer or controlling person of Nutrition 21 in the successful defense of any action, suit or proceeding.

ITEM 16.  EXHIBITS.

Exhibit No.    Description
-----------    -----------

(5)            Opinion of Oscar D. Folger

(23)(a)        Consent of Oscar D. Folger (included in Exhibit 5)

(23)(b)        Consent of J. H. Cohn LLP

(23)(c)        Consent of Ernst & Young LLP

----------------------------

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 24th day of December, 2003.


                                             Nutrition 21, Inc.

                                             By: /s/ Gail Montgomery
                                                 Gail Montgomery, President,
                                                 CEO and Director


                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gail Montgomery as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                                       Date
---------                               -----                                       ----
 /s/
------------------------
John H. Gutfreund                       Chairman of the Board                       December 23, 2003


 /s/
------------------------
Gail Montgomery                         President, CEO and Director                 December 23, 2003


 /s/
------------------------
Paul Intlekofer                         CFO  (Principal Accounting and
                                        Financial Officer)                          December 23, 2003


 /s/
------------------------
P. George Benson                        Director                                    December 23, 2003


 /s/
------------------------
Warren D. Cooper                        Director                                    December 23, 2003


 /s/
------------------------
Audrey T. Cross                         Director                                    December 23, 2003


 /s/
------------------------
Marvin Moser                            Director                                    December 23, 2003


 /s/
------------------------
Robert E. Pollack                       Director                                    December 23, 2003